SHAREHOLDER SUPPORT AGREEMENT
THIS AGREEMENT is made as of the 26th day of September, 2006.
BETWEEN:
                         THE PERSONS NAMED ON SCHEDULE 4.1(B) HERETO,
                         (each such person a “Shareholder” and collectively, the “Shareholders”)
AND:
                         Millennium Pharmaceuticals, Inc., a corporation existing under the laws of the State of Delaware
                         (the “Offeror”)
WHEREAS:
A.	The Shareholders are the registered and the beneficial owners of and/or control the disposition of shares in the capital of AnorMED Inc. (the “Company”), as more particularly described herein;

B.	The Shareholders understand that the Offeror and the Company are, concurrently with the execution and delivery of this Agreement, executing and delivering the Support Agreement providing for the Offer;

C.	This Agreement sets out the terms and conditions of the several agreement of each of the Shareholders (i) to tender its Shares or cause the same to be tendered to the Offer and (ii) to abide by the other restrictions and covenants set forth herein; and

D.	Each of the Shareholders acknowledges that (i) the Offeror would not enter into the Support Agreement but for the execution and delivery of this Agreement by the Shareholders, (ii) it is a condition of the Offeror’s obligation under the Support Agreement to make the Offer that the Shareholders enter into this Agreement with the Offeror, and (iii) in entering into this Agreement, each of the Shareholders acknowledge that it is not and should not be considered to be acting jointly and in concert with the Offeror in making the Offer.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Agreement:
(a)	“affiliate” has the meaning assigned to such term under the Securities Act (British Columbia);

(b)	“Shareholder’s Shares” means, in respect of a Shareholder, (i) all Shares beneficially owned by such Shareholder, or over which such Shareholder exercises control or direction, on the date hereof and (ii) any Shares that become beneficially owned by such Shareholder, or over which such Shareholder acquires control or direction, after the date hereof; and

(c)	“Support Agreement” means the support agreement dated the date hereof between the Offeror and the Company, a true copy of which has been delivered to the Shareholder simultaneously with this Agreement being entered into.
1.2 Definitions in Support Agreement
All terms used in this Agreement that are not defined in Section 1.1 or elsewhere herein and that are defined in the Support Agreement shall have the respective meanings ascribed to them in the Support Agreement.
1.3 Schedules
The following Schedule attached hereto constitutes an integral part of this Agreement:
     Schedule 4.1(b) — Shareholders and Ownership of Shares
ARTICLE 2
COVENANTS OF THE OFFEROR
2.1 Offeror to Make Offer
The Offeror agrees with each Shareholder that it shall comply with the terms of the Support Agreement and, without limiting the generality of the foregoing, the Offeror shall make or cause to be made the Offer for US$12.00 per Share having the terms and conditions thereto set forth in the Support Agreement and as required by the provisions of the Support Agreement. In the event that another entity affiliated with the Offeror makes the Offer in accordance with the terms and conditions of the Support Agreement, the Offeror shall cause such other entity to become a party to this Agreement, upon which such other entity shall become entitled to exercise all of the rights of the Offeror and subject to all of the obligations of the Offeror under this Agreement but the Offeror shall continue to be jointly and severally liable for all such obligations.
2.2 Changes to Offer
The Offeror shall not, without the prior written consent of each Shareholder, amend the Support Agreement or the Offer to: (i) vary or waive the Minimum Condition; (ii) decrease the consideration per Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration, whether in the form of cash or securities of the Parent or otherwise); (iv) decrease the number of Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer; (vi) otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholder; or (vii) extend the period of time for mailing the Offer , except as contemplated in section 2.1(c) of the Support Agreement.
ARTICLE 3
COVENANTS OF THE SHAREHOLDER
3.1 General
Each Shareholder hereby covenants and irrevocably agrees, on a several basis, in favour of the Offeror that, from the date hereof until the earlier of the termination of this Agreement in accordance with Article 5, except as permitted by this Agreement, such Shareholder shall:
(a)	not, and shall cause its general partners and their respective directors, officers, employees, financial advisors, counsel, agents, trustees, partners or other representatives not to, directly or indirectly, (i) solicit, initiate or encourage any Alternative Transaction (ii) participate in any discussions or negotiations with any Person (other than the Offeror and its Subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction (other than to refer such Persons to the provisions of this Agreement and the Support Agreement), (iii) provide any confidential information relating to the Company or its Subsidiaries to any Person in connection with any Alternative Transaction or (iv) otherwise cooperate in any way with any effort or attempt by any other person to do or seek to do any of the foregoing, provided, however, that nothing contained in this section or the other provisions of this agreement shall prevent such Shareholder or a nominee or representative of such Shareholder, if a director of the Company, from taking any actions solely in his or her capacity as a member of the Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms and conditions set out in the Support Agreement;

(b)	immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any third party or any agent or representative of any third party conducted before the date of this Agreement with respect to any Alternative Transaction and request the return or destruction of all confidential written information provided in connection therewith;

(c)	not release any third party from any confidentiality or standstill agreement in respect of the Company that it is party to;

(d)	promptly notify the Offeror of any Alternative Transaction, any bona fide inquiry, proposal, discussions or negotiation with respect to any Alternative Transaction of which such Shareholder or any of its directors, officers, employees, representatives, agents, trustees or partners becomes aware (and of which the Company or any of its directors, officers, employees, representatives or agents is not aware), except to the extent that the Shareholder has been advised by its legal counsel that to do so would cause a breach of its fiduciary duties to the Company or any of its Subsidiaries; such notice will include, to the extent known to such Shareholder, the material terms and conditions of such Alternative Transaction, inquiry, proposal, discussion or negotiation. Such notice to the Offeror shall be made forthwith orally and in writing and shall indicate, to the extent known to such Shareholder, such details of the proposal, inquiry or contact as the Offeror may reasonably request, including the identity of the Person making such proposal, inquiry or contact and the terms and conditions of such Alternative Transaction, inquiry, proposal, discussion or negotiation;

(e)	not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of the Shareholder’s Shares (or any right or interest therein (legal or equitable)), to any Person or group or agree to do any of the foregoing;

(f)	not grant or agree to grant any proxy, power of attorney or other right to vote the Shareholder’s Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind with respect to any of the Shareholder’s Shares;

(g)	not vote or cause to be voted any of the Shareholder’s Shares in respect of any proposed action by the Company or its shareholders or affiliates or any other Person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer;

(h)	not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Shareholder’s Shares pursuant to this Section 3.1; and

(i)	upon the Offeror taking up and paying for the Shares tendered by the Shareholder and acquiring Shares representing at least a majority of the then outstanding Shares, upon the written request of the Offeror, the Shareholder will or will cause any nominee or representative of the Shareholder who acts as a director of the Company or any of its Subsidiaries to resign in an orderly manner and to assist with the appointment of such person or persons identified by the Offeror as a substitute director of the Company.

3.2 Deposit of the Shareholder’s Shares under the Offer
Each Shareholder hereby agrees with the Offeror that it will, as soon as practicable and in any event on or before the fifteenth Business Day following the making of the Offer, cause all of its Shareholder’s Shares to be validly tendered in acceptance of the Offer together with the letter of transmittal or, if applicable, notice of guaranteed delivery, and any other documents required in accordance with the Offer, and will not withdraw its Shareholder’s Shares from the Offer except as expressly otherwise permitted under this Agreement.
3.3 Co-operation/Substitute Transaction
If the Offeror concludes after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than the Offer (including, without limitation, a plan of arrangement or amalgamation) whereby the Offeror and/or its affiliates would effectively acquire all the Shares on economic and other terms and conditions (including, without limitation, tax treatment) having consequences to each Shareholder that are no less favourable than those contemplated by this Agreement, as determined by such Shareholder, acting reasonably (any such transaction is referred to as a “Substitute Transaction”), each Shareholder agrees to support the completion of the Substitute Transaction in the same manner as the Offer, including by voting its Shareholder’s Shares in favour of the Substitute Transaction.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties of the Shareholder
Each Shareholder hereby represents and warrants to and covenants with the Offeror, on a several basis, as follows, and acknowledges that the Offeror is relying upon such representations, warranties and covenants in entering into this Agreement:
(a)	Incorporation and Authorization. Such Shareholder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder enforceable against it in accordance with its terms, subject to bankruptcy and insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)	Ownership of Shares and Other Securities. Such Shareholder is, and will be immediately prior to the Effective Date, the sole registered and beneficial owner of its Shareholder’s Shares shown opposite its name as being beneficially owned in Schedule 4.1(b), with good and marketable title thereto, free and clear of all Encumbrances, and has full legal right, power and authority to enter into this Agreement, to deposit, or to cause the deposit of, its Shareholder’s Shares under the Offer and to sell, or to cause the sale of, its Shareholder’s Shares to the Offeror pursuant to the Offer; upon take-up of and payment for its Shareholder’s Shares, such Shareholder will have conveyed to the Offeror good and marketable title to its beneficially owned Shareholder’s Shares, free and clear of any Encumbrances (excluding any Encumbrances that have been granted by or that may be claimed in respect of the Offeror).
(c)	No Conflicts. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of: (i) the certificate of incorporation, certificate of limited partnership, Articles or by-laws or other constating documents of such Shareholder; or (ii) any material Contract to which such Shareholder is a party; or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to such Shareholder.

(d)	No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of its Shareholder’s Shares, or any interest therein or right thereto, except pursuant to this Agreement.

(e)	Voting. None of its Shareholder’s Shares is subject to any proxy, power of attorney, voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(f)	Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Government Authority which has not been made or obtained is required to be made or obtained by such Shareholder in connection with (i) the execution and delivery by such Shareholder of this Agreement or the performance of its obligations hereunder, or (ii) the consummation of any transactions by such Shareholder provided for herein, except for, in either case, the filing of reports under applicable securities legislation.

(g)	Legal Proceedings. There are no legal proceedings in progress or pending before any Government Authority or threatened against such Shareholder or any of its affiliates that would adversely affect in any manner the ability of such Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of such Shareholder to any of its beneficially owned Shareholder’s Shares and there is no judgment, decree or order against such Shareholder that would adversely affect in any manner the ability of such Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of such Shareholder to any of its beneficially owned Shareholder’s Shares.

(h)	Agreements with Company. Except as disclosed in the Company Reports or as previously disclosed in writing to the Offeror, such Shareholder is not a party to any Contract with the Company or any of its Subsidiaries.

(i)	Claims. Except as disclosed in the Company Reports or as previously disclosed in writing to the Offeror, such Shareholder has no Claims against the Company or any of its Subsidiaries as of the date hereof and will not have any Claims against the Company or any of its Subsidiaries by reason of entering into this Agreement.
The representations and warranties of each Shareholder set forth in this Section 4.1 shall survive the completion of the purchase by the Offeror of its Shareholder’s Shares and despite such completion, shall continue in full force and effect for the benefit of the Offeror.
4.2 Representations and Warranties of the Offeror
The Offeror hereby represents and warrants to each Shareholder each of the representations and warranties of the Offeror contained in the Support Agreement, which are incorporated herein by reference, and that:
(a)	Incorporation. The Offeror is a corporation duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b)	Power and Authority. The Offeror has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by the Offeror and constitutes the legal, valid and binding obligation of the Offeror enforceable against it in accordance with its terms, subject to bankruptcy and insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)	No Conflicts. None of the execution and delivery of this Agreement by the Offeror, the consummation by the Offeror of the transactions contemplated hereby nor compliance by the Offeror with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of: (i) the certificate of incorporation or by-laws of the Offeror; or (ii) any material Contract to which the Offeror or any of its Subsidiaries is a party; or (iii) subject to compliance with applicable Laws as provided in the Support Agreement, violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Offeror or any of its Subsidiaries.

(d)	Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Government Authority which has not been made or obtained is required to be made or obtained by the Offeror in connection with (i) the execution and delivery by the Offeror of this Agreement or the performance of its obligations hereunder, or (ii) the consummation of any transactions by the Offeror provided for herein, except as provided in the Support Agreement.
(e)	Legal Proceedings. There are no legal proceedings in progress or pending before any Government Authority or threatened against the Offeror or any of its affiliates that would adversely affect in any manner the ability of the Offeror to enter into this Agreement and to perform its obligations hereunder and there is no judgment, decree or order against the Offeror that would adversely affect in any manner the ability of the Offeror to enter into this Agreement and to perform its obligations hereunder.
The representations and warranties of the Offeror set forth in this Section 4.2 shall survive the completion of the purchase by the Offeror of the Shareholder’s Shares of each Shareholder and despite such completion, shall continue in full force and effect for the benefit of each Shareholder.
ARTICLE 5
TERMINATION
5.1 Termination by the Offeror
The Offeror, when not in default in the performance of its material obligations under this Agreement or the Support Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement (in respect of a Shareholder) by written notice to such Shareholder if:
(a)	any of the representations and warranties of such Shareholder under this Agreement shall not be true and correct in all material respects;
(b)	such Shareholder shall not have complied with its material covenants to the Offeror contained in this Agreement;
(c)	the Offeror shall not be required to make the Offer under the terms and conditions of the Support Agreement;
(d)	any condition to completion of the Offer, as set out in Schedule 2.1(a) to the Support Agreement, is not satisfied or waived prior to the Expiry Date; or
(e)	the Support Agreement has been terminated in accordance with its terms.
5.2 Termination by the Shareholder
Each Shareholder, when not in material default in the performance of its obligations under this Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Offeror if:

(a)	any of the representations and warranties of the Offeror under this Agreement shall not be true and correct in all material respects;
(b)	the Offeror shall not have complied with its material covenants to such Shareholder contained herein;
(c)	the terms of the Offer do not conform with the provisions of the Support Agreement;
(d)	the Take-up Date has not occurred within 120 days of the Latest Mailing Time; provided, however, that if the Offeror’s take-up and payment for Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by such Shareholder pursuant to this Section 5.2(d) until the earlier of (a) 180 days after the Offer is commenced and (B) the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;
(e)	the Offeror has not mailed the Offer within the time period provided for in section 2.1(c) of the Support Agreement;
(f)	the Support Agreement has been terminated in accordance with its terms; or
(g)	a bona fide written proposal for an Alternative Transaction is made available to all holders of Shares on identical terms which, if consummated in accordance with its terms, would result in a transaction more favourable to such Shareholder from a financial point of view than the Offer, as determined by such Shareholder, acting reasonably (a “Superior Proposal”), and the Offeror does not increase the consideration under the Offer to consideration at least equivalent to the consideration under the Superior Proposal on or prior to the earlier to occur of (i) the third Business Day after the Shareholders or the Company, whichever is first, have advised the Offeror that they or it, as applicable, consider such Alternative Transaction to be a Superior Proposal, and (ii) the last day on which such Shareholder can prudently withdraw the Shares it has deposited under the Offer in order to tender, deposit or otherwise deliver such Shares to the Person making the Superior Proposal.
5.3 Agreement to Terminate
This Agreement, in respect of a Shareholder, may be terminated by a written instrument executed by the Offeror and such Shareholder.

5.4 Effect of Termination
If this Agreement is terminated in accordance with this Article 5, subject to Section 5.5, the provisions of this Agreement will become null and void and of no further force and effect and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination, and the Offeror shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Shareholder in respect of which this Agreement is terminated shall be entitled to withdraw its Shareholder’s Shares from the Offer.
5.5 Automatic Termination
Subject to the survival of representations and warranties as contemplated in Sections 4.1 and 4.2, this Agreement shall terminate automatically in respect of a Shareholder immediately following the completion of the purchase by the Offeror of the Shareholder’s Shares of such Shareholder.
ARTICLE 6
GENERAL
6.1 Further Assurances
Each of the Shareholders and the Offeror will, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
6.2 Survival of Representations and Warranties
No investigations made by or on behalf of the Offeror or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by any Shareholder herein or pursuant hereto.
6.3 Disclosure
Except as expressly contemplated herein or as required by applicable Laws or by any Government Authority or Securities Authority, no party shall make any public announcement or statement with respect to this Agreement or the transactions contemplated herein without the approval of the other parties, which approval shall not be unreasonably withheld or delayed. Each Shareholder acknowledges that the Offeror and the Company are required by Law to disclose the nature and substance of this Agreement in the Bid Circular and Directors’ Circular and a copy may be filed with applicable Securities Authorities. The parties agree to consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated herein.
6.4 Singular, Plural, etc.
In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders. Unless the context otherwise requires, any reference to a “party” herein is a reference to a party hereto. Any references to “including” or “includes” means “including (or includes) without limitation”.
6.5 Deemed Currency
Unless otherwise expressly stated, all references to dollars, “$” or currency herein shall be deemed to be references to U.S. currency.
6.6 Headings, etc.
The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.
6.7 Date for any Action
In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
6.8 Governing Law
This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
6.9 Attornment
The parties hereby irrevocably and unconditionally consent to and submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
6.10 Entire Agreement
This Agreement, including the schedules hereto and the provisions of the Support Agreement incorporated herein by reference, constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding with respect thereto.
6.11 Amendments
This Agreement may not be modified, amended, altered or supplemented, except by written agreement executed by all of the parties hereto.
6.12 Notices
Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and shall be given by delivery, or by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.
The address for service for each of the parties hereto shall be as follows:
(a)	if to the Shareholders:
Baker Brothers Investments
667 Madison Avene, 17th Floor
New York, NY 10021

Attention: Felix Baker
Fax No.: 212.521.2245
with a copy for information purposes but not as notice to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498

Attention: Richard Howe
Fax No.: 212.558.3588
and to:
Davies Ward Phillips & Vineberg LLP
1 First Canadian Place, 44th Floor
Toronto, ON M5X 1B1

Attention: Berl Nadler and Peter Hong
Fax No.: 416.863.0871
(b)	if to the Offeror:
Millennium Pharmaceuticals, Inc.
49 Lansdowne Street
Cambridge, MA 02139
Attention: General Counsel
Fax No.: 617.374.0074
with a copy for information purposes but not as notice to:
McCarthy Tetrault LLP
Suite 1300, Pacific Centre
777 Dunsmuir Street
Vancouver, BC V7Y 1K2
Attention:Tim McCafferty
Fax No.: 604.622.5780
and to:
Wilmer Hale
160 State Street
Boston, MA 02110
Attention:Michael LaCascia
Fax No.: 617.526.5000
6.13 Specific Performance and other Equitable Rights
It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.
6.14 Assignment
Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Shareholders without the prior express written consent of the Offeror and by the Offeror without the prior express written consent of the Shareholders. Notwithstanding the foregoing provisions of this Section 6.14, the Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of the Offeror, to a corporation which directly or indirectly wholly-owns the Offeror, or to a direct or indirect wholly-owned Subsidiary of such a corporation, provided that any such assignment will have no adverse tax or other effects to each Shareholder under the Offer, and provided further that if such assignment takes place, the Offeror shall continue to be liable to the Shareholders for any default in performance by the assignee.
6.15 Expenses
Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.
6.16 Severability
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
6.17 Counterpart Execution
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement effective as of the date hereof.
6.18 Several Obligations of Shareholders
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement effective as of the date hereof.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MILLENNIUM PHARMACEUTICALS, INC.,
By:	/s/ Laurie B. Keating
	Name:	Laurie B. Keating
	Title:	Senior Vice President & General Counsel

BAKER BIOTECH FUND I, L.P.
By:	Baker/Tisch Capital, L.P.,
its general partner
By:	Baker/Tisch Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker, Ph.D
	Name:	Felix Baker, Ph.D
	Title:	Managing Member

14159, L.P.
By:	14159 Capital, L.P.,
its general partner
By:	14159 Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker, Ph.D
	Name:	Felix Baker, Ph.D
	Title:	Managing Member

BAKER BROTHERS LIFE SCIENCES, L.P.
By:	Baker Brothers Life Sciences Capital, L.P.
its general partner
By:	Baker Brothers Life Sciences Capital, (GP) LLC,
its general partner

By:	/s/ Felix Baker, Ph.D
	Name:	Felix Baker, Ph.D
	Title:	Managing Member

BAKER/TISCH INVESTMENTS, L.P.
By:	Baker/Tisch Capital, L.P.,
its general partner
By:	Baker/Tisch Capital, (GP), LLC,
its general partner

By:	/s/ Felix Baker, Ph.D
	Name:	Felix Baker, Ph.D
	Title:	Managing Member

BAKER BROS. INVESTMENTS, L.P.
By:	Baker Bros. Capital, L.P.,
its general partner
By:	Baker Bros. Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker, Ph.D
	Name:	Felix Baker, Ph.D
	Title:	Managing Member

BAKER BROS. INVESTMENTS II, L.P.
By:	Baker Bros. Capital, L.P.,
its general partner
By:	Baker Bros. Capital (GP), LLC,
its general partner

By:	/s/ Felix Baker, Ph.D
	Name:	Felix Baker, Ph.D
	Title:	Managing Member

Schedule 4.1(b) — Shareholders and Ownership of Shares

Registered and Beneficial Owner	Number and Class of Shares
Baker Bros. Investments, L.P.	330,058
Baker Bros. Investments II, L.P.	351,749
Baker Biotech Fund I, L.P.	3,604,620
14159, L.P.	83,137
Baker/Tisch Investments, L.P.	28,177
Baker Brothers Life Sciences, L.P.	5,013,859

TOTAL	9,411,500